Registration No. 333-163509

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-8 TO FORM S-4 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
STANLEY BLACK & DECKER, INC. (Exact Name of Registrant as Specified in Its Charter)
Connecticut (State or Other Jurisdiction of Incorporation or Organization)	1000 Stanley Drive New Britain, Connecticut 06053 (Address of Principal Executive Offices Including Zip Code)	06-0548860 (I.R.S. Employer Identification No.)

The Black & Decker 2003 Stock Option Plan
The Black & Decker 1996 Stock Option Plan
The Black & Decker 1992 Stock Option Plan
The Black & Decker 2008 Restricted Stock Plan
The Black & Decker 1995 Stock Option Plan for Non-Employee Directors
Non-Employee Directors Stock Plan
(Full Title of the Plans)

Bruce H. Beatt, Esquire The Stanley Works 1000 Stanley Drive New Britain, Connecticut 06053 (Name and Address of Agent For Service)
860-225-5111 (Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer :	Accelerated filer G	Non-accelerated filer G (Do not check if a smaller reporting company)	Smaller reporting company G

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, par value $2.50 per share (and associated Series A Junior Participating Preferred Stock purchase rights)		N/A	N/A	N/A
The Black & Decker 2003 Stock Option Plan	3,832,111(3)	N/A	N/A	N/A
The Black & Decker 1996 Stock Option Plan	741,659(4)	N/A	N/A	N/A
The Black & Decker 1992 Stock Option Plan	875(5)	N/A	N/A	N/A
The Black & Decker 2008 Restricted Stock Plan	147,700(6)	N/A	N/A	N/A
The Non-Employee Directors Stock Plan	136,942(7)	N/A	N/A	N/A
The Black & Decker 1995 Stock Option Plan for Non-Employee Directors	13,333(8)	N/A	N/A	N/A
Total	4,872,620	N/A	N/A	N/A

(1)
Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock, par value $2.50 per share (the “Common Stock”), of The Stanley Works (the “Company”) as may become issuable pursuant to the anti-dilution provisions of The  Stanley Works 2009 Long-Term Incentive Plan.

(2)
Not applicable.  All filing fees payable in connection with the registration of these securities were already paid in connection with the filing of our Registration Statement on Form S-4 on December 4, 2009, as amended by Amendment No. 1 filed on January 15, 2010 and Amendment No 2. filed on February 2, 2010.  Accordingly, no additional filing fee is required.  See “Explanatory Note”.

(3)
Represents 3,832,111 shares of Common Stock issuable under outstanding stock options granted under the The Black & Decker 2003 Stock Option  Plan, which were assumed in connection with the Merger (as defined below) involving the Registrant and Black & Decker Corporation.

(4)
Represents 741,659 shares of Common Stock issuable under outstanding stock options granted under the The Black & Decker 1996 Stock Option Plan, which were assumed in connection with the Merger involving the Registrant and Black & Decker Corporation.

(5)
Represents 875 shares of Common Stock issuable under outstanding stock options granted under the The Black & Decker 1992 Stock Option Plan, which were assumed in connection with the Merger involving the Registrant and Black & Decker Corporation.

(6)
Represents 147,700 shares of Common Stock issuable under outstanding awards granted under the The Black & Decker 2008 Restricted Stock Plan, which were assumed in connection with the Merger involving the Registrant and Black & Decker Corporation.

(7)
Represents 136,942 shares of Common Stock issuable under outstanding awards granted under the Non-Employee Directors Stock Plan, which were assumed in connection with the Merger involving the Registrant and Black & Decker Corporation.

(8)
Represents 13,333 shares of Common Stock issuable under outstanding stock options granted under the The Black & Decker 1995 Stock Option Plan for Non-Employee Directors, which were assumed in connection with the Merger involving the Registrant and Black & Decker Corporation.

EX-4.7
EX-4.8
EX-4.9
EX-4.10
EX-4.11
EX-4.12
EX-5.1
EX-23.1
EX-23.2
EX-24.1

EXPLANATORY NOTE

Stanley Black & Decker, Inc. (formerly The Stanley Works, and herein referenced as “Stanley” or the “Registrant”) hereby amends its Registration Statement on Form S−4 (Registration No. 333-163509), as amended by Amendment No. 1 filed on January 15, 2010 and Amendment No. 2 filed on February 2, 2010, which was declared effective on February 3, 2010 (the “Form S−4”), by filing this Post−Effective Amendment on Form S-8 relating to 4,872,620 shares of Stanley Common Stock issuable upon the exercise of options and awards granted pursuant to the terms of the Black & Decker 2003 Stock Option Plan, the Black & Decker 1996 Stock Option Plan, the Black & Decker 1992 Stock Option Plan, the Black & Decker 1995 Stock Option Plan for Non-Employee Directors, the Black & Decker 2008 Restricted Stock Plan and the Non-Employee Directors Stock Plan. All such shares were previously registered on the Form S−4 but will be subject to issuance pursuant to this Post-Effective Amendment.

On November 2, 2009, Stanley, a Connecticut corporation, the Black & Decker Corporation, a Maryland corporation (“Black & Decker”)  and Blue Jay Acquisition Corp., a Maryland corporation, a wholly owned subsidiary of the Registrant (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Agreement”).  Pursuant to the Agreement Merger Sub merged with and into Black & Decker (the “Merger”) on March 12, 2010, and as a result of the Merger Black & Decker became a wholly owned subsidiary of Stanley. At the effective time of the Merger, each outstanding share (other than shares owned by Black & Decker, Merger Sub or Stanley) of common stock, par value $0.50 per share, of Black & Decker (“Black & Decker Common Stock”) converted into the right to receive 1.275 shares of Stanley Common Stock, plus cash in lieu of fractional shares.

In addition, at the effective time of the Merger, each outstanding option issued pursuant to any of the Black & Decker 2003 Stock Option Plan, the Black & Decker 1996 Stock Option Plan, the Black & Decker 1992 Stock Option Plan and the Black & Decker 1995 Stock Option Plan for Non-Employee Directors (each such option, a “Black & Decker Stock Option”), whether vested or unvested, converted into an option to acquire, on the same terms and conditions as were applicable under such Black & Decker Stock Option, the number of shares of Stanley Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Black & Decker Common Stock subject to such Black & Decker Stock Option by the exchange ratio of 1.275. The exercise price for each such converted Black & Decker Stock Option was set at a price per share of Stanley Common Stock, rounded up to the nearest whole cent, equal to (A) the per share exercise price for the shares of Black & Decker Common Stock otherwise purchasable pursuant to such Black & Decker Stock Option divided by (B) the exchange ratio of 1.275, (each, as so adjusted, an “Adjusted Option”). All other terms of the original Black & Decker Options will continue to apply. Each Adjusted Option will no longer be exercisable for shares of Black & Decker Common Stock.  Furthermore, pursuant to Mr. Nolan Archibald’s executive chairman agreement with Stanley, at completion of the Merger, (i) each Restricted Stock Unit with respect to shares of Black & Decker common stock held by Mr. Archibald converted into restricted stock units with respect to shares of Stanley common stock on the same terms and conditions as were in effect with respect to Mr. Archibald’s Black & Decker Restricted Stock Units immediately prior to the completion of the Merger, and the number of shares of Stanley Common Stock underlying each such converted Black & Decker Restricted Stock Unit was determined by multiplying the number of shares of Black & Decker Common Stock subject to such restricted stock unit by the 1.275 exchange ratio, rounding down to the nearest whole share and (ii) each Restricted Share of Black & Decker common stock held by Mr. Archibald converted into the right to receive Restricted Shares of Stanley common stock on the same terms and conditions as were in effect with respect to Mr. Archibald’s Black & Decker Restricted Shares immediately prior to the completion of the Merger. Each such Restricted Share of Black & Decker Common Stock converted into a number of Restricted Shares of Stanley Common Stock at the 1.275 exchange ratio.

PART I

In accordance with the Note to Part I of Form S-8, the information specified by Part I of Form S-8 has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

(1)	the Company’s Annual Report on Form 10-K for the year ended January 2, 2010;

(2)	the Company’s Current Report on Form 8-K filed with the Commission on March 11, 2010;

(3)	the Company’s Current Report on Form 8-K filed with the Commission on March 12, 2010;

(4)	the Company’s Current Report on Form 8-K filed with the Commission on March 12, 2010;

(5)
the description of the Common Stock contained in the Company’s registration statement on Form 8-A filed with the Commission under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on November 1, 1985, including any subsequently filed amendments and reports updating such description; and

(6)
the description of the Rights associated with our common stock contained in our Registration Statement on Form 8-A/A, filed with the SEC on July 23, 2004, and any amendment or report filed for the purpose of updating such description (including the amendment filed December 22, 2009).

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Bruce H. Beatt, Senior Vice President, General Counsel and Secretary of the Company, is an officer and employee of the Company. Mr. Beatt beneficially owns and has rights to acquire less than one percent of the Company’s Common Stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Sections 33-770 through 33-776 of the Connecticut Business Corporation Act, or CBCA, provide that a corporation in the Company’s circumstances may indemnify a director or officer against judgments, fines, penalties, amounts paid in settlement and reasonable expenses actually incurred by him, including attorneys’ fees, for actions brought against him in his capacity as a director or officer, when it is determined by certain disinterested parties that he acted in good faith in a manner he reasonably believed to be in the corporation’s best interest (or in the case of conduct not in his official capacity, at least not opposed to the best interests of the corporation). In any criminal action or proceeding, it also must be determined that the director or officer had no reasonable cause to believe that his conduct was unlawful. The director or officer must be indemnified when he is wholly successful on the merits or otherwise in the defense of a proceeding or in circumstances where a court determines that he is entitled to indemnification or that it is fair and reasonable that the director or officer be indemnified. In connection with shareholder derivative suits, the director or officer may not be indemnified except for reasonable expenses incurred in connection with the proceeding (and then only if it is determined that he met the relevant standard of conduct described above), subject, however, to courts’ power under Section 33-774 to order indemnification. Unless ordered by a court under Section 33-774, a corporation may not indemnify a director with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not he was acting in his official capacity.

The Company’s certificate of incorporation provides that no director of the Company will be personally liable to the Company or any of its shareholders for monetary damages in an amount greater than the compensation received by that director for serving the Company during the year of the violation to the extent permitted by applicable law, which permits such limitation provided that such violation must not involve a knowing and culpable violation of law, enable the director or an affiliate to receive an improper personal gain, show a lack of good faith and a conscious disregard for the director’s duty to the corporation, amount to an abdication of the director’s duty to the corporation, or create liability for an unlawful distribution.

The Company’s bylaws also provide for the indemnification of directors and officers to the extent permitted by applicable law.

The Company has purchased insurance providing officers and directors of the Company (and their heirs and other legal representatives) coverage against certain liabilities arising from any negligent act, error, omission or breach of duty claimed against them solely by reason of their being such officers and directors, and providing coverage for the Company against its obligation to provide indemnification as required by the above-described statute.

Because Stanley was incorporated under Connecticut law prior to January 1, 1997 and its certificate of incorporation does not provide otherwise, Stanley is required to indemnify a director to the extent indemnification is permitted under the CBCA, subject to certain exceptions and procedural requirements of the CBCA.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

The exhibits to this Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 are listed in the Exhibit Index, which appears at the end of this report and is incorporated by reference herein.

ITEM 9. UNDERTAKINGS.

(a)           The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule
424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Britain, State of Connecticut, on this 12th day of March, 2010.

STANLEY BLACK & DECKER, INC.,

By:	/s/ Bruce H. Beatt
Name: Bruce H. Beatt
Title: Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
*	President, Chief Executive Officer and Director (Principal Executive Officer)	March 12, 2010
John F. Lundgren
*	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 12, 2010
Donald Allan, Jr.
*	Director	March 12, 2010
John G. Breen
*	Director	March 12, 2010
Patrick D. Campbell
*	Director	March 12, 2010
Carlos M. Cardoso
*	Director	March 12, 2010
Virgis W. Colbert
*	Director	March 12, 2010
Robert B. Coutts
*	Director	March 12, 2010
Eileen S. Kraus

Signature	Title	Date

*	Director	March 12, 2010
Marianne Miller Parrs
*	Director	March 12, 2010
Lawrence A. Zimmerman

Chairman and Director
Nolan D. Archibald

Director
George W. Buckley

Director
M. Anthony Burns

Director
Manual A. Fernandez

Director
Benjamin H. Griswold, IV

Director
Robert L. Ryan

______________
*
Bruce H. Beatt, the above signed attorney-in-fact, by signing his name hereto, does hereby sign and execute this Registration Statement on behalf of the above indicated officers and directors pursuant to a power of attorney filed with the Commission.

EXHIBIT INDEX

Exhibit	Description

4.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3(i) to the Company’s Annual Report on Form 10-K for the year ended January 2, 1999)

4.2	Certificate of Amendment to the Restated Certificate of Incorporation (incorporated by reference to Exhibit 4.1 to The Stanley Works Current Report on Form 8-K dated December 21, 2009)

4.3	Certificate of Amendment to the Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to The Stanley Works Current Report on Form 8-K dated March 12, 2009)

4.4	Amended and Restated By-laws of Stanley Black & Decker, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated March 12, 2010)

4.5
Rights Agreement, dated as of January 19, 2006, by and between The Stanley Works and Computershare Investor Services L.L.C. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K/A dated February 22, 2006)

4.6	Amendment No. 1 to Rights Agreement, dated as of December 21, 2009 (incorporated by reference to Exhibit 4.2 to The Stanley Works Current Report on Form 8-K dated December 21, 2009)

4.7	The Black & Decker 2003 Stock Option Plan (filed herewith)

4.8	The Black & Decker 1996 Stock Option Plan (filed herewith)

4.9	The Black & Decker 1992 Stock Option Plan (filed herewith)

4.10	The Black & Decker 2008 Restricted Stock Plan (filed herewith)

4.11	The Non-Employee Directors Stock Plan (filed herewith)

4.12	The Black & Decker 1995 Stock Option Plan for Non-Employee Directors (filed herewith)

5.1	Opinion of Bruce H. Beatt (filed herewith)

23.1	Consent of Ernst & Young LLP (filed herewith)

23.2	Consent of Ernst & Young LLP (filed herewith)

23.3	Consent of Bruce H. Beatt (included in Exhibit 5.1)

24.1	Power of Attorney (previously filed)